UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
February 25, 2008 (February 21, 2008)
Date of Report (Date of earliest event reported)
TETON ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-31679 (Commission File No.)	84-1482290 (IRS Employer Identification No.)
410 17th Street, Suite 1850
Denver, CO 80202
(Address of principal executive offices, including zip code)
(303) 565-4600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     On February 21, 2008, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Teton Energy Corporation (“we,” “us,” “our,” or the “Company”) finalized the award of a total of up to 2,500,000 Performance Share Units in the aggregate (“Award”) to certain participants under the Company’s 2005 Long-Term Incentive Plan (the “LTIP”) pursuant to 2008 Performance Share Unit Award Agreements (“Award Agreements”) and a 2008 grant administration document. Awards were granted to Karl F. Arleth, Chief Executive Officer of the Company, Dominic J. Bazile II, Chief Operating Officer of the Company, Lonnie R. Brock, Chief Financial Officer of the Company, Richard Bosher, a Company Vice President, and William P. Brand, the Company’s Controller and Chief Accounting Officer, in accordance with the terms of each individual’s previously disclosed employment agreements. Awards were also made to other employees and approximately 202,000 shares were reserved for awards for future hires. Any shares not used in 2008 will go back into the general allocation for future years.
     The period being measured for the Performance Share Units is January 1, 2008 to December 31, 2010 (the “Performance Period”). The Performance Share Units awarded are conditioned on the participants’ remaining employed by or in the service of the Company from the date of Award or the commencement of their service through the time of vesting. Subject to the terms of the LTIP and the Award Agreement, participants will receive payment of the number of Performance Share Units payable in shares of the Company’s common stock (“Shares”) upon achieving the performance goals.
     The performance measures under this Award are based on increases in our net asset value (the “Performance Measures”). The Performance Measures track increases in our net asset value commencing from a reference point as of December 31, 2007 (the “Reference Point”), which starting point will be based on the definition of net asset below, the components of which will be certified by our independent accounting and reserve engineering firms. Payment of Awards to plan participants will be made upon the certification by our independent accounting and reserve engineering firms that our net asset value has increased 40% from the Reference Point, 100% from the Reference Point, and 200% from the Reference Point (the “Performance Targets”). Net asset value is being defined as follows: total proved and probable reserves plus total possible reserves, as certified by the reserve engineers; plus book values for land and working capital, minus outstanding debt, both long-term and short-term, as certified by the independent accountants. The Performance Targets were established at the end of 2007.
     Upon the growth in our net asset value of 40% from the Reference Point, 20% of the Performance Share Units will vest and be paid in Shares pursuant to the allocations in the Award. Upon the growth in our net asset value of 100% from the Reference Point, 30% of the Performance Share Units will vest and be paid in Shares pursuant to the allocations in the Award. In addition, upon the growth in our net asset value of 200% from the Reference Point, 50% of the Performance Share Units will vest and be paid in Shares pursuant to the allocations in the Award. In the event that 200% milestone is achieved prior to the third year of the grant, then payment shall be made at the end of the third year of the grant consistent with the provisions of the LTIP.

     The Performance Measures will not be required to be achieved by a specific date certain; however, failure to achieve the Performance Measures during the Performance Period will result in forfeiture of Shares underlying Performance Share Units. In the event of a sale or merger of the Company into another company, all Performance Share Units will vest and be paid out in Shares to the participant. Upon a participant’s Termination of Employment (as such term is defined in the LTIP) during the Performance Period or before the applicable Performance Targets are satisfied, non-vested Performance Share Units and underlying Shares shall be forfeited by such participant.
     The Award Agreements provide that payment of any earned Performance Share Units following the close of the Performance Period shall be made 100% in Shares. Participants will receive one Share for each earned Performance Share Unit. The Company will withhold from any such payout Shares having a value equivalent to the amount needed to satisfy the minimum statutory tax withholding requirements of the Company or its subsidiary in the appropriate taxing jurisdiction.
     In the event the employment of a participant is terminated by reason of death, disability, or retirement during the Performance Period, the participant or the participant’s beneficiary or estate shall be entitled to receive a prorated payment of the Performance Share Units or Shares, as applicable. Subject to the terms of the LTIP, in the event that a participant terminates his or her employment with the Company for any other reason, or in the event that the Company terminates the employment of the participant with or without cause, all Performance Share Units awarded to the participant under the terms of the Award, if not previously paid out, shall be forfeited; provided, however, that in the event of a termination of the employment of the participant by the Company without cause, the Compensation Committee, in its sole discretion, may waive such automatic forfeiture provision and authorize a pay out to the participant on a pro rata basis.
     Awards granted to our officers are as follows:

	Grant	Vest - 40%	Vest - 100%	Vest - 200%
Karl F. Arleth	500,000	100,000	150,000	250,000
Dominic J. Bazile	500,000	100,000	150,000	250,000
Lonnie Brock	400,000	80,000	120,000	200,000
Richard Bosher	200,000	40,000	60,000	100,000
William P. Brand	125,000	25,000	37,500	62,500

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
     None.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 25, 2008	TETON ENERGY CORPORATION
	By:	/s/ Karl F. Arleth
Karl F. Arleth
Chief Executive Officer

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